Exhibit 10.1

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT (the “Amendment”), effective as of December 31, 2019 (the “Effective Date”), is made by and between SJW Group (the “Company”) and Eric W. Thornburg (the “Executive”).
WITNESSETH:
WHEREAS, the Executive and the Company entered into an Employment Agreement as of September 26, 2017 (the “Employment Agreement”).
WHEREAS, the Executive and the Company wish to amend the Employment Agreement to reflect the terms of the Executive’s annual bonus commencing with the 2020 calendar year as set forth in this Amendment.
NOW, THEREFORE, the Company and the Executive agree as follows:
1.Section 2(b) of the Employment Agreement entitled “Annual Bonus” is hereby replaced with the following:
(b)    Annual Bonus. The Executive shall be eligible to receive an annual bonus for each calendar year during the Term, commencing with the 2018 year, based on the attainment of individual and corporate performance goals and targets established by the Executive Compensation Committee (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any calendar year during the Term commencing prior to the 2020 calendar year shall be no less than 50% of the Executive’s annual Base Salary, with the actual Annual Bonus for any such calendar year ranging from 0% to a maximum Annual Bonus of 75% of the Executive’s annual Base Salary, based on the Executive Compensation Committee’s determination of the level of achievement of the applicable performance goals for the year. The target amount of the Executive’s Annual Bonus for any calendar year during the Term commencing with the 2020 calendar year shall be no less than 75% of the Executive’s annual Base Salary, with the actual Annual Bonus for any such calendar year ranging from 0% to a maximum Annual Bonus of 150% of the target Annual Bonus, based on the Executive Compensation Committee’s determination of the level of achievement of the applicable performance goals for the year. Any Annual Bonus shall be paid after the end of the calendar year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than March 15 after the calendar year to which the Annual Bonus relates.
2.    Effect of Amendment. Except as hereinabove modified and amended, the Employment Agreement shall remain in full force and effect.

3.    Counterparts. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment, effective as of the Effective Date.

SJW GROUP

By     /s/ Daniel B. More
Daniel B. More, Chair, Executive Compensation Committee

EXECUTIVE

    /s/ Eric W. Thornburg
Eric W. Thornburg

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